CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,136,000	$141.43

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated November 30, 2017 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016, and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$1,136,000

AutoCallable Buffered Range Accrual Notes due December 4, 2024

Linked to the Least Performing Reference Asset of the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	November 30, 2017
Issue Date:	December 5, 2017
Final Valuation Date*:	November 29, 2024
Maturity Date*:	December 4, 2024
Reference Assets:	The iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”) and the Russell 2000® Index (the “Russell 2000 Index”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Value	Coupon Barrier Value
	Emerging Markets ETF	EEM UP <Equity>	$46.10	$36.88
	Russell 2000 Index	RTY <Index>	1,544.14	1,235.31

Each of the Emerging Markets ETF and the Russell 2000 Index are referred to as a “Reference Asset” and collectively as the “Reference Assets”
Automatic Call:

If, on any Call Valuation Date, the Closing Value of each Reference Asset is equal to or greater than its respective Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note (plus the final Interest Payment, if one is payable) calculated as follows:

▪                   If the Reference Asset Return of the Least Performing Reference Asset is equal to or greater than -20.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

If your Notes are not automatically called, and if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 80.00% of the principal amount of your Notes.

Any payment on the Notes, including any Interest Payments and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	0.75%	99.25%
Total	$1,136,000	$1,136,000	$8,520	$1,127,480

(1)    Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $992.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)    Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $957.10 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)    Barclays Capital Inc. will receive commissions from the Issuer of 0.75% of the principal amount of the Notes, or $7.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Valuation Dates:*

The final calendar day of each month during the term of the Notes (or if such day is not a Reference Asset Business Day, the first preceding day that is a Reference Asset Business Day), beginning in December 2017, provided that the final Valuation Date will be the Final Valuation Date

Call Valuation Dates:	The Valuation Dates scheduled to occur in each February, May, August and November, beginning in November 2018 and ending in and including August 2024
Call Settlement Date:	The Interest Payment Date following the Call Valuation Date on which an Automatic Call occurs
Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Interest Payment that will otherwise payable on the relevant Interest Payment Date
Interest Payment Dates:	With respect to each Valuation Date, the fifth business day following such Valuation Date, provided that the final Interest Payment Date shall be the Maturity Date
Accrual Period:	Each Accrual Period will begin on and exclude the preceding Valuation Date (or if there is no preceding Valuation Date, the Initial Valuation Date) and end on and include the next Valuation Date
Above Barrier Rate:	0.72083% (equivalent to a rate of 8.65% per annum)
Interest Payment:	The Interest Payment payable on each Interest Payment Date, with respect to the relevant Accrual Period, will be calculated as follows: $1,000 x Interest Rate
Interest Rate:	With respect to an Accrual Period, an amount calculated as follows: Above Barrier Rate x Accrual Factor
Accrual Factor:

For any Accrual Period, the number of  Reference Asset Business Days in that Accrual Period on which the Closing Value of each Reference Asset is equal to or greater than its respective Coupon Barrier Value, divided by the total number of Reference Asset Business Days in that Accrual Period

Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to a Reference Asset, the Closing Value on the Initial Valuation Date, as noted in the table above
Final Value:	With respect to a Reference Asset, the Closing Value on the Final Valuation Date
Coupon Barrier Value:	With respect to a Reference Asset, 80.00% of its Initial Value (rounded to two decimal places), as noted in the table above
Buffer Percentage:	20.00%
Closing Value:

All references in this pricing supplement to the Closing Value of the Russell 2000 Index mean the closing level of the Russell 2000 Index as set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement (rounded to two decimal places), and all references to the Closing Value of the Emerging Markets ETF mean the closing price of one share of the Emerging Markets ETF as set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Reference Asset Business Day:

The term “Reference Asset Business Day” has the meaning set forth under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement

Business Day Convention:	Following
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CLY5 / US06744CLY56

*                  Subject to postponement in the event of a Market Disruption Event, as described under “Additional Terms of the Notes—Market Disruption Events” in this pricing supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•      Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•      Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You anticipate that the value of each Reference Asset will remain above its Coupon Barrier Value throughout the term of the Notes

•                  You understand and accept the risks that (a) the amount of interest that you receive with respect to any Accrual Period will depend on the number of days in the Accrual Period on which the Closing Value of each Reference Asset equals or exceeds its Coupon Barrier Value and (b) that the interest payable with respect to any Accrual Period may be as low as zero

•                  You do not anticipate that the Reference Asset Return of any Reference Asset will be less than -20.00% and you are willing to accept the risk that, if it is, you will lose up to 80% of the principal amount of your Notes

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose up to 80% of the principal amount of your Notes

•                  You do not anticipate that the level of each Reference Asset will remain above its Coupon Barrier Value throughout the term of the Notes

•                  You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Interest Payments, or to receive less Interest Payments than you otherwise would have, regardless of the performance of the other Reference Asset

•                  You are unwilling or unable to accept the risk that the Interest Rate for any or all Accrual Periods may be less than the Above Barrier Rate (and may be as low as zero)

•                  You anticipate that the Reference Asset Return of at least one Reference Asset will be less than -20.00%

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events

The Call Valuation Dates, the Final Valuation Date, the Maturity Date, the interest payments and the payment at maturity are subject to adjustment as described in the following paragraphs.

If, on a Call Valuation Date or the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of any Reference Asset, the relevant Valuation Date will be postponed solely for the purpose of determining the payment at maturity (excluding the final Interest Payment, if any) or whether an Automatic Call occurs, as applicable.  If such postponement occurs, the Closing Value of each Reference Asset for the relevant date shall be determined using the Closing Value on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset.  In no event, however, will the relevant Valuation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value of each Reference Asset for the relevant date as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. If the Final Valuation Date is postponed, the Maturity Date will be postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

The postponements described in the preceding paragraph will be solely for the purposes of determining (a) the payment at maturity (excluding the final Interest Payment, if any) and (b) whether an Automatic Call occurs. For purposes of determining the Interest Payment, if any, payable with respect to each Accrual Period (including the final Accrual Period), if any Reference Asset is subject to a Market Disruption Event on any Reference Asset Business Day during an Accrual Period, the Closing Value for such Reference Asset on such date will equal the Closing Value observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing for that Reference Asset.  Accordingly, if the Final Valuation Date is subject to a Market Disruption Event, the Closing Value attributable to a Reference Asset for such date solely for purposes of the determining the Interest Payment that is payable on the related Interest Payment Date (the Maturity Date) will be equal to Closing Value observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing.  For purposes of determining the Reference Asset Return and the payment at maturity, however, the Closing Value of the relevant Reference Asset on the Final Valuation Date will be determined as described above.

For a description of what constitutes a Market Disruption Event with respect to the Russell 2000 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Emerging Markets ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement.

Adjustments to the Reference Assets and the Notes

In additions, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each case in the accompanying prospectus supplement

HYPOTHETICAL AMOUNTS PAYABLE ON THE NOTES

The examples below illustrate the various payments you may receive on the Notes in a number of different hypothetical scenarios.  These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes.

Hypothetical Example of the Interest Payment Payable on a Single Interest Payment Date

The following example demonstrates the calculation of the Interest Payment payable on a single hypothetical Interest Payment Date. The numbers appearing in this example are purely hypothetical and are provided for illustrative purposes only. This example does not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Number of Reference Asset Business Days in Accrual Period: 21

▪                  Number of Reference Asset Business Days in Accrual Period on Which Closing Value of Each Reference Asset is Equal to or Greater than its Coupon Barrier Value: 14

Step 1: Calculate the Accrual Factor for the Relevant Accrual Period.

Because the Closing Value of each Reference Asset equals or exceeds its Coupon Barrier Value on 14 out of the 21 Reference Asset Business Days in the Accrual Period, the Accrual Factor is equal to 14/21, or 66.66667%.

Step 2: Calculate the Interest Rate for the Relevant Accrual Period.

Because the Accrual Factor is 66.66667%, the Interest Rate is equal to 0.48055%, calculated as follows:

Interest Rate = Accrual Factor x Above Barrier Rate

Interest Rate = 66.6667% x 0.72083% = 0.48055%

Step 3: Calculate the Interest Payment Payable for the Relevant Accrual Period.

Because the Interest Rate is equal to 0.48055%, the Interest Payment payable on the related Interest Payment Date is $4.8055 per $1,000 principal amount Note, calculated as follows:

Interest Payment = $1,000 x Interest Rate

Interest Payment = $1,000 x 0.48055% = $4.8055

Additional Examples of Interest Rate and Interest Payment Calculations

The following examples illustrate how the Interest Rate and Interest Payment amount would be calculated for a given Accrual Period under different Accrual Factor scenarios. The numbers in the following examples have been rounded of reference and make the following key assumption:

▪                  Number of Reference Asset Business Days in Accrual Period: 21

The number of Scheduled Trading Days in the hypothetical Accrual Period has been chosen arbitrarily for illustrative purposes only. An actual Accrual Period may be comprised of more or less than 21 Reference Asset Business Days. These examples do not take into account any tax consequences of investing in the Notes.

Number of Reference Asset Business Days in Accrual Period on which Closing Value of each Reference Asset is equal to or greater than Coupon Barrier Value	Accrual Factor	Interest Rate	Interest Payment (per $1,000 principal amount Note)
21	100.00000%	0.72083%	$7.2083
14	66.66667%	0.48055%	$4.8055
7	33.33333%	0.24028%	$2.4028
0	0.00000%	0.00000%	$0.0000

Example 1: The Closing Value of each Reference Asset is equal to or greater than its Coupon Barrier Value on every Reference Asset Business Day during the Accrual Period.

In this case, the Accrual Factor is 100% and the Interest Rate for the Accrual Period is equal to the Above Barrier Rate, the maximum Interest Rate for any Accrual Period. Accordingly, you will receive an Interest Payment of $7.2083 per $1,000 principal amount Note that you hold, on the related quarterly Interest Payment Date, calculated as follows:

$1,000 x Interest Rate

$1,000 x 0.72083% = $7.2083

Example 2: The Closing Value of each Reference Asset is equal to or greater than its respective Coupon Barrier Value on seven Reference Asset Business Days during the Accrual Period.

In this case, the Accrual Factor is 33.33333% and the Interest Rate for the Accrual Period is equal to 33.33333% of the Above Barrier Rate, or 0.24028%. Accordingly, you will receive an Interest Payment of $2.4028 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 x Interest Rate

$1,000 x 0.24028% = $2.4028

Example 3: The Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Reference Asset Business Day during the Accrual Period.

In this case, the Accrual Factor is 0% and the Interest Rate for the Accrual Period is equal to zero. In other words, no interest would accrue on any day in the Accrual Period and you would not receive any Interest Payment on the related quarterly Interest Payment Date.

Hypothetical Payment at Maturity (Excluding the Final Interest Payment on the Notes)

The following examples demonstrate the how the payment (if any) at maturity on the Notes (excluding the final Interest Payment) will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes and make the following key assumptions:

▪                  Initial Value of each Reference Asset: 100.00*

▪                  You hold your Notes to maturity and an Automatic Call does NOT occur prior to maturity

*The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only . The Initial Value is as set forth on the cover of this pricing supplement.

Final Value		Reference Asset Return
Emerging Markets ETF	Russell 2000 Index	Emerging Markets ETF	Russell 2000 Index	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
150.00	175.00	50.00%	75.00%	50.00%	$1,000.00
145.00	140.00	45.00%	40.00%	40.00%	$1,000.00
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00
110.00	120.00	10.00%	20.00%	10.00%	$1,000.00
110.00	100.00	10.00%	0.00%	0.00%	$1,000.00
90.00	120.00	-10.00%	20.00%	-10.00%	$1,000.00
102.00	80.00	2.00%	-20.00%	-20.00%	$1,000.00
95.00	70.00	-5.00%	-30.00%	-30.00%	$900.00
135.00	60.00	35.00%	-40.00%	-40.00%	$800.00
50.00	90.00	-50.00%	-10.00%	-50.00%	$700.00
150.00	40.00	50.00%	-60.00%	-60.00%	$600.00
30.00	45.00	-70.00%	-55.00%	-70.00%	$500.00
40.00	20.00	-60.00%	-80.00%	-80.00%	$400.00
10.00	95.00	-90.00%	-5.00%	-90.00%	$300.00
102.00	0.00	2.00%	-100.00%	-100.00%	$200.00
* Per $1,000 principal amount Note, excluding the final Interest Payment on the Notes, if one is payable

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Value of the Emerging Markets ETF is 110.00 and the Final Value of the Russell 2000 Index is 120.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is not less -20.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Interest Payment).

Example 2: The Final Value of the Emerging Markets ETF is 90.00 and the Final Value of the Russell 2000 Index is 120.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is not less -20.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Interest Payment).

Example 3: The Final Value of the Emerging Markets ETF is 135.00 and the Final Value of the Russell 2000 Index is 60.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $800.00 per $1,000 principal amount Note that you hold (plus the final Interest Payment, if one is payable), calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 x (-40.00% + 20.00%)] = $800.00

Example 4: The Final Value of the Emerging Markets ETF is 40.00 and the Final Value of the Russell 2000 Index is 20.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note (plus the final Interest Payment, if one is payable), calculated as follow:

$1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]

$1,000 + [$1,000 x (-80.00% + 20.00%)] = $400.00

Examples 3 and 4 above demonstrate that, if your Notes are not automatically called prior to maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If your Notes are not automatically called prior to maturity, you may lose up to 80.00% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Notes are not automatically called prior to maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 80.00% of the principal amount of your Notes.

•                  Potential Return Limited to the Interest Payments, if Any—The return on the Notes is limited to the Interest Payments, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the value of any Reference Asset. You will not receive more than the principal amount of your Notes at maturity (plus the final Interest Payment, if one is payable in respect of the final Accrual Period) even if the Reference Asset Return of one or more Reference Assets is positive.

•                  The Amount of Interest Payments that you Receive May be Extremely Limited—Interest will accrue only on Reference Asset Business Days when the Closing Value of each Reference Asset equals or exceeds its Coupon Barrier Value. If the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more Reference Asset Business Days during an Accrual Period, then the Interest Rate for that Accrual Period will decrease in proportion to the number of Reference Asset Business Days on which the Closing Value of any Reference Asset is less than the Coupon Barrier Value for that Reference Asset. It is possible that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value for the entirety of an Accrual Period, in which case the Interest Rate for that Accrual Period will be zero.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Above Barrier Rate is based on a number of factors, including the expected volatility of the Reference Assets. The Above Barrier Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more days during the term of the Notes will be less than its Coupon Barrier Value and (b) the Reference Asset Return of that Reference Asset will be less than 20.00%.

Accordingly, you should understand that the Above Barrier Rate reflects, among other things, an indication of a greater likelihood that you will (a) interest will not accrue on one or many (and as many as substantially all) days during the term of the Notes and/or (b) incur a loss of principal at maturity than would have been the case had the Above Barrier Rate been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive a reduced amount of Interest Payments and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Value of any Reference Asset at any Time Other than the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—The Final Values and Reference Asset Returns will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date.  Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on Reference Asset Return of the Least Performing Reference Asset.  If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will suffer a loss of principal, as described above. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Call Valuation Date is equal to or greater than its Initial Value. Accordingly, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date, together with any Interest Payments that you may have received on prior Interest Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity.  You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Interest Payments and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Emerging Markets ETF, the components of its underlying index or the components of the Russell 2000 Index would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Emerging Markets ETF and the Value of the Notes:

o                Management Risk.  This is the risk that the investment strategy for the Emerging Markets ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Emerging Markets ETF is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Emerging Markets ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk.  The Emerging Markets ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Emerging Markets ETF’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Emerging Markets ETF invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Emerging Markets ETF may not replicate the performance of, and may underperform, its underlying index.  The Emerging Markets ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Emerging Markets ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Emerging Markets ETF and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the Emerging Markets ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Emerging Markets ETF and the liquidity of the Emerging Markets ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Emerging Markets ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Emerging Markets ETF. As a result, under these circumstances, the market value of the Emerging Markets ETF may vary substantially from the net asset value per share of the Emerging Markets ETF. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The securities held in the Emerging Markets ETF’s portfolio are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies

•                  An Investment Based on the Performance of the Emerging Markets ETF Involves Currency Exchange Risk—The equity securities that are held by the Emerging Markets ETF are traded and quoted in foreign currencies on non-U.S. markets. The price of the Emerging Markets ETF is related to the U.S. dollar value of the non-U.S. equity securities held in its portfolio. Therefore, you will be exposed to currency exchange rate risk with respect to the currencies in which the securities held by the Emerging Markets ETF are denominated. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. If the currencies of the securities held in the Emerging Market ETF’s portfolio weaken against the dollar, the value of the Emerging Markets ETF’s portfolio will be adversely affected, which will have an adverse effect on the value of the Emerging Markets ETF and the value of your Notes.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•     The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•     Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the Russell 2000 Index and the market price of the Emerging Markets ETF, the components of its underlying index and the components of the Russell 2000 Index;

o                the expected volatility of the Emerging Markets ETF, the components of its underlying index, the Russell 2000 Index and the components of the Russell 2000 Index;

o                the time to maturity of the Notes;

o                the dividend rate on the Emerging Markets ETF, the components of its underlying index and the components of the Russell 2000 Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The iShares ® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2016 and other publicly available information.

We have not independently verified the information in the Emerging Markets ETF’s prospectus or any other publicly available information regarding the Emerging Markets ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Emerging Markets ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Emerging Markets ETF.

The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Emerging Markets ETF, please see the Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  For more information about the MSCI Emerging Markets Index, please see “—The MSCI Emerging Markets Index” below.

As of November 30, 2017, the Emerging Markets ETF’s top five holdings by country were China (30.06%), South Korea (15.58%), Taiwan (11.50%), India (8.65%) and Brazil (6.79%).  As of November 30, 2017, the Emerging Markets ETF’s five largest sectors by holdings were Information Technology (28.42%), Financials (23.11%), Consumer Discretionary (10.30%), Materials (7.25%) and Energy (6.71%).

The Emerging Markets ETF uses a representative sampling strategy to try to track the MSCI Emerging Markets Index.  The Emerging Markets ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index.  In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index.  Representative sampling means that the Emerging Markets ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The Emerging Markets ETF may or may not hold all of the securities in the MSCI Emerging Markets Index.

Correlation and Tracking Error

The MSCI Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the MSCI Emerging Markets Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Indices—The MSCI Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Emerging Markets ETF

The table below shows the high, low and final Closing Value of the Emerging Markets ETF for each period noted below.  The graph below sets forth the historical performance of the Emerging Markets ETF based on the daily Closing Values from January 1, 2012 through November 30, 2017. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 31, 2015	36.29	31.55	32.19
March 31, 2016	34.28	28.25	34.25
June 30, 2016	35.26	31.87	34.36
September 30, 2016	38.20	33.77	37.45
December 31, 2016	38.10	34.08	35.01
March 31, 2017	39.99	35.43	39.39
June 30, 2017	41.93	38.81	41.39
September 30, 2017	45.85	41.05	44.81
November 30, 2017*	47.81	44.82	46.10
*For the period beginning on October 1, 2017 and ending on November 30, 2017

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Values of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Values from January 1, 2012 through November 30, 2017. We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
June 30, 2017	1,425.98	1,345.24	1,415.36
September 30, 2017	1,490.86	1,356.91	1,490.86
November 30, 2017*	1,544.14	1,464.09	1,544.14
* For the period beginning on October 1, 2017 and ending on November 30, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be long-term capital gain or loss if you hold the Notes for more than one year, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time you accrue any portion of a contingent coupon payment and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the accrued portion of the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes that can be attributed to expected but not yet accrued portions of a contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.